2016-03-14 Project Roosevelt Valuation Presentation_v19.pptx\14 MAR 2016\2:34 PM\1 Project Roosevelt Presentation to the Board of Directors March 14, 2016 Portions of this exhibit marked [*] are requested to be treated confidentially Exhibit(c)(2)

Table of Contents Project Roosevelt 2 2016-03-14 Project Roosevelt Valuation Presentation_v19.pptx\14 MAR 2016\2:34 PM\2 Section 1 Monroe Selected Information Section 2 Lodging Capital Markets Observations Section 3 Monroe Valuation Section 4 Third-Party Alternatives Appendix A Additional Information

Project Roosevelt 3 Section 1 Monroe Selected Information 2016-03-14 Project Roosevelt Valuation Presentation_v19.pptx\14 MAR 2016\2:34 PM\3

Project Roosevelt MONROE SELECTED INFORMATION 4 2016-03-14 Project Roosevelt Valuation Presentation_v19.pptx\14 MAR 2016\2:34 PM\4 Price Movement Over Time Historical Share Price / Volume Traded - Monroe As of 3/11/2016 Share Price ($) Source CapIQ Nov. 1, 2013 Unsolicited proposal from the Yucaipa Companies at $8.00 per share Feb. 10, 2014 Monroe refinances debt secured by Hudson and Delano South Beach Mar. 13, 2014 Announces restructuring plan Dec. 16, 2014 Announces sale of The Light Group for $36MM to Hakkasan May 13, 2014 Announces retention of MS to review Strategic Alternatives May 20, 2014 Results of election of the Board of Directors Apr. 1, 2013 Signs deal with Yucaipa to cut debt, preferred stock in exchange for Delano South Beach, The Light Group and other interests Apr. 2, 2013 Jason T. Kalisman files lawsuit to block Yucaipa transaction Apr. 9, 2013 Monroe voluntarily delays Yucaipa transaction May 14, 2013 Court issues ruling compelling restoration of record date Jun. 5, 2013 Monroe's slate of director nominees announces its intention to explore full range of strategic alternatives including sale of company Sep. 14, 2015 WSJ article reporting on Rambleside offer $1.63 May 19, 2015 Interim CEO Jason Kalisman resigns; Howard Lorber named Chairman and Ken Cruse named Director Mar. 18, 2013 OTK announces plan to nominate seven candidates to the Monroe Board Oct. 7, 2015 WSJ article reporting on SLS Las Vegas Aug. 6, 2015 WSJ article reporting on rumored merger Feb. 20, 2016 COO Josh Fluhr resigns Dec. 7, 2016 Company announces HWE plan to monetize assets Monroe’s stock has declined substantially since mid-2015

Strictly Confidential

Project Roosevelt

- Monroe has a number of key structural factors to consider when assessing valuation and a range of actionable alternatives
- Specific challenges include:
  - CEO, development team and other roles not currently filled
  - Funding required by debt-yield covenant maintenance payments on the owned hotel mortgage through maturity
  - Preferred equity rate ratchet to 20% in Oct 2016
  - Difficulty transitioning to an asset-light model given relatively small size of management platform

MONROE SELECTED INFORMATION

Monroe Today – Issues & Considerations

Scale	• Undersized relative to peers • High G&A load as compared to asset base • Not enough liquidity for large investors to buy / sell without materially impacting share price
Liquidity / Cash Availability	• Monroe is projected to have $14MM of cash as of 6/30/2016 (1), down from $46MM at year-end • Cash generation projected to be negative in 2016 / 2017, leaving limited dry powder to build pipeline and operate the business • Owned assets are fully levered • Yucaipa preferred securities' coupon rate rising from 10% to 20% on October 15, 2016 • Lack of capital to de-lever from sector high leverage
Management Team / Board	• Instability of management team (interim CEO) • Is the existing team able to run the business appropriately post-downsizing in 2014? Do they have capacity to invest in current client relationships? Hiring a permanent CEO could help drive growth by attracting new contracts and third-party capital, but it may not be required in a standalone scenario
Leverage	• High leverage relative to peers • Current debt / LTM EBITDA in excess of 16x (2) versus sector average of 3.6x • Debt / total market capitalization of approximately 76% versus Tier 1 comp average of ~23%
Negative Sentiment / Confusion	• Uncertainty surrounding near term and long term strategy • Negative press around Monroe • Burkle consent rights • Difficulty attracting new contracts in the US • Several key positions have been recently vacated, potential for increased employee turnover • Narrow research analyst coverage limits investor access to independent perspectives

Notes
1. Per management standalone projection model; includes impact of yield maintenance payment ($28.2MM) and termination fees received from Mondrian SB and Shore Club ($3.9MM)
2. Pro forma for $28.2MM loan paydown that occurred in Feb. 2016

Morgan Stanley

5

Project Roosevelt MONROE SELECTED INFORMATION 6 2016-03-14 Project Roosevelt Valuation Presentation_v19.pptx\14 MAR 2016\2:34 PM\6 Management Company Financials Source Management Projections Key Assumptions Q2 – Q4 2016 Q2 2016 – No longer manage Shore Club starting Q2 2016 and receive $2.9MM termination fee Q2 2016 – No longer manage Mondrian South Beach and received $1.0MM termination fee. Only receive licensing fees going forward Q3 2016 – No longer manage Morgans starting Q3 2016 and receive $3.5MM termination fee Q4 2016 – No longer manage Royalton starting Q4 2016 and receive $3.5MM termination fee Management Company Financials - By Contract

Project Roosevelt MONROE SELECTED INFORMATION 7 2016-03-14 Project Roosevelt Valuation Presentation_v19.pptx\14 MAR 2016\2:34 PM\7 Financial Estimates and Key Assumptions Source Management Projections Key Assumptions Q1 2016 Retire $28.2MM of mortgage debt on Hudson and Delano to meet 7.5% debt yield requirement Q2 – Q4 2016 Q2 2016 – No longer manage Shore Club starting Q2 2016 and receive $2.9MM termination fees Q2 2016 – No longer manage Mondrian South Beach and received $1.0MM termination fee. Only receive licensing fees going forward Q3 2016 – No longer manage Morgans starting Q3 2016 and receive $3.5MM termination fees Q4 2016 – No longer manage Royalton starting Q4 2016 and receive $3.5MM termination fees Q4 2016 The current preferred dividend rate of 10% increases to 20% in October 2016 Q1 2017 Retire $28.5MM of mortgage debt on Hudson and Delano to meet 7.75% debt yield requirement 1Q 2019 Refinance $393MM of mortgage on Hudson and Delano at 2% transaction cost Notes Includes management fees on owned assets Excludes termination fees Extension fees associated with the Hudson and Delano mortgage, 0.25% of outstanding balance. 2019 represents refinancing the $393MM outstanding loan balance at 2% cost Monroe - Key Financials

Project Roosevelt MONROE SELECTED INFORMATION 8 2016-03-14 Project Roosevelt Valuation Presentation_v19.pptx\14 MAR 2016\2:34 PM\8 Financial Estimates and Key Assumptions (Cont’d) Note Extension fees associated with the Hudson and Delano mortgage, 0.25% of outstanding balance Per guidance from Monroe Interim CEO on 3/13/2016, reflects bill back expenses from corporate that Monroe is allowed to add back to NOI for debt yield maintenance test calculation Source Monroe Management Projections Key Assumptions Q1 2016 Retire $28.2MM of mortgage debt on Hudson and Delano to meet 7.5% debt yield requirement Q2 – Q4 2016 Q2 2016 – No longer manage Shore Club starting Q2 2016 and receive $2.9MM termination fees Q2 2016 – No longer manage Mondrian South Beach and received $1.0MM termination fee. Only receive licensing fees going forward Q3 2016 – No longer manage Morgans starting Q3 2016 and receive $3.5MM termination fees Q4 2016 – No longer manage Royalton starting Q4 2016 and receive $3.5MM termination fees Q4 2016 The current preferred dividend rate of 10% increases to 20% in October 2016 Q1 2017 Retire $28.5MM of mortgage debt on Hudson and Delano to meet 7.75% debt yield requirement Monroe - Cash Flows Analysis Debt Yield Maintenance Covenant Test

Project Roosevelt 9 Section 2 Lodging Capital Markets Observations 2016-03-14 Project Roosevelt Valuation Presentation_v19.pptx\14 MAR 2016\2:34 PM\9

PKF Growth Forecasts Lodging Sector Recent Performance / Outlook Project Roosevelt LODGING CAPITAL MARKETS OBSERVATIONS 10 2016-03-14 Project Roosevelt Valuation Presentation_v19.pptx\14 MAR 2016\2:34 PM\10 Source PKF Hospitality Research “After uneven results throughout the year, performance of Manhattan hotels notably declined in November and December, resulting in a revenue per available room (“RevPAR”) decrease of 3.0 percent in the fourth quarter. For the year, Manhattan’s RevPAR declined for the first time since 2009.” “While average daily rates (“ADR”) increased marginally in October, minor declines in occupancy levels offset these gains. In November and December, both ADR and occupancy levels decreased, compared to year-ago levels, resulting in sizeable RevPAR declines. ADR was the primary factor contributing to declining RevPAR performance in the fourth quarter, declining 3.3 and 3.7 percent in November and December, respectively. Overall, Manhattan hotels experienced both decreasing occupancy and ADR in 2015, resulting in a RevPAR decline of 2.3 percent for the year.” PWC Manhattan Lodging Index 4Q15 Tier 1 Comps / REIT Peers AV / NTM EBITDA Source Capital IQ 11.0x 10.7x

AV / NTM Consensus EBITDA (3) Consensus NTM Since Monroe IPO (2/14/2006) – As of 3/11/2016 15.5x 11.7x AV / NTM Consensus EBITDA (3) August 2006 – March 2016 11.7x 10.1x 11 2016-03-14 Project Roosevelt Valuation Presentation_v19.pptx\14 MAR 2016\2:34 PM\11 Notes Includes BEL, H, HOT, HLT, IHG, and MAR Includes AHP, AHT, BEE, CHSP, CLDT, DRH, FCH, HT, HPT, HST, INN, LHO, PEB, RHP, RLJ and SHO Consensus estimates from CapIQ Project Roosevelt Since 2009, Monroe has been valued at a premium to its peers as a multiple of EBITDA Monroe’s multiple has been more volatile than the peers over the last six months Consensus estimates for Monroe only comprised of one analyst’s estimates and are materially different from Company estimates Current AV / Consensus EBITDA multiples are lower than the 3-year and 7-year average multiples LODGING CAPITAL MARKETS OBSERVATIONS Historical Lodging Valuation Average: Monroe: 15.0x Comps: 12.4x (1) (1) (2) Average: C-Corps: 12.4x REITs: 12.3x Source Capital IQ Source Capital IQ Summary box to be added – does the bottom left box accomplish this?] AV / NTM EBITDA

Project Roosevelt 12 Section 3 Monroe Valuation 2016-03-14 Project Roosevelt Valuation Presentation_v19.pptx\14 MAR 2016\2:34 PM\12

Hudson Valuation Project Roosevelt MONROE VALUATION 13 2016-03-14 Project Roosevelt Valuation Presentation_v19.pptx\14 MAR 2016\2:34 PM\13 1 Notes View of Monroe interim CEO shared with Morgan Stanley on March 11, 2016 that Hudson will likely meet but not exceed 2015 performance in 2016 (3/11/16 Diligence Session) 4% FF&E reserve deducted from management’s asset EBITDA in all years; maintenance capex of 3% of revenue assumed in all years Hudson’s 878 rooms include 72 former single room dwelling (“SROs”) units that have been converted to hotel rooms since 2009; the 878 room count excludes 60 SROs which remain and provide upside potential at Hudson; cost of conversion of to $200K per unit Based on average of multiple valuation methodologies; management fees of 3.0% of total revenues Based on projected performance and capitalized NOI; management fees of 2.0% of total revenues 5-year NPV valuation; includes midpoint values for retail of $17.5MM (57th street) and $4.3MM (58th street); metrics net of $2.4MM capex; management fees of 3.0% of total revenues Discount rates per IRR Viewpoint 2016; Terminal value calculated by applying stated cap rate to 2020 NOI. NOI projected to grow 3% from 2019 to 2020 Key Stats Ownership Type Fee Simple (condominium) Keys 878 (938 including SROs) 2016E ADR $225 2016E Occupancy 88% 2016E RevPAR $197 2016E Revenue $85.2MM 2016E EBITDA (1) $16.3MM # Restaurants / Nightclubs etc. 6 Meeting Space (sqft) 5,599 Debt $280MM Peak EBITDA (2007) $36.7MM LOW (AVERAGE) HIGH The property includes 3,500 SF at-grade and 25,000 SF below-grade of potential retail space currently unutilized by the Company DCF is based on in-place cash flows and exclude the valuation of the retail component whereas the BOVs and expected level of proposals do include it Broker Opinions of Values Hudson Implied Forward Cap Rates Hudson Cash Flow Projections Hudson Discounted Cash Flow Valuation (7)

Delano Valuation Project Roosevelt MONROE VALUATION 14 2016-03-14 Project Roosevelt Valuation Presentation_v19.pptx\14 MAR 2016\2:34 PM\14 1 Notes 4% FF&E reserve deducted from management’s asset EBITDA in all years; maintenance capex of 3% of revenue assumed in all years Discount rates per IRR Viewpoint 2016; Terminal value calculated by applying stated cap rate to 2020 NOI. NOI assumed to grow 3% from 2019 to 2020 Key Stats Ownership Type Fee Simple Keys 194 2016E ADR $488 2016E Occupancy 69% 2016E RevPAR $349 2016E Revenue $48.2MM 2016E EBITDA $17.5MM # Restaurants / Nightclubs etc. 5 Meeting Space (sqft) 1,633 Debt $170MM Peak EBITDA (2008) $21.8MM HIGH LOW (AVERAGE) Delano Cash Flow Projections Delano Forward Cap Rate Valuation Delano Valuation Reference Points Delano Discounted Cash Flow Valuation (2) Portions of this exhibit marked [*] are requested to be treated confidentially [**********] [**********] [**********] [**********]

Portions of this exhibit marked [*] are requested to be treated confidentially

Strictly Confidential

Project Roosevelt

- Reported conversations with [*************] suggest they would be willing to buy the leasehold interest unencumbered for $5MM to $10MM
- As compared to previous model (October 16, 2015) anticipated approximate EBITDA margins have decreased 2% to 5% per year for 2016E-2019E

MONROE VALUATION

1 Clift Valuation

Clift Cash Flow Projections

$MM

	2013E	2014E	2015E	2016E	2017E	2018E	2019E
# of Rooms	372	372	372	372	372	372	372
Revenue	42.1	44.1	45.6	47.9	50.0	51.3	51.8
(-) Departmental Expenses	(22.6)	(23.5)	(22.3)	(23.7)	(24.4)	(25.1)	(25.7)
(-) Undistributed Expenses	(11.9)	(12.0)	(12.4)	(13.2)	(13.6)	(14.0)	(14.3)
(-) Management Fees	(1.7)	(1.8)	(1.8)	(1.9)	(2.0)	(2.1)	(2.1)
(-) Fixed Charges	(2.0)	(2.1)	(1.9)	(2.0)	(2.1)	(2.1)	(2.2)
(=) EBITDA	**4.0**	**4.6**	**7.2**	**7.1**	**7.9**	**8.0**	**7.5**
(-) FF&E / Capex Reserve [1]	(1.7)	(1.8)	(1.8)	(1.9)	(2.0)	(2.1)	(2.1)
(=) Net Operating Income	**2.3**	**2.9**	**5.4**	**5.2**	**5.9**	**5.9**	**5.4**
(-) Ground Rent Payment	(6.0)	(6.4)	(7.6)	(7.6)	(7.6)	(7.6)	(7.8)
(=) Cash Flow	**(3.6)**	**(3.5)**	**(2.2)**	**(2.4)**	**(1.7)**	**(1.7)**	**(2.4)**

Key Stats

Ownership Type	99-Yr Lease
Keys	372
2016E ADR	$279
2016E Occupancy	93%
2016E RevPAR	$259
2016E Revenue	$47.9MM
2016E EBITDA	$7.1MM
# Restaurants / Nightclubs etc.	4
Meeting Space (sqft)	4,209
Capitalized Lease Obligation (As of 12/31/2015)	$94.7MM

Clift Discounted Cash Flow Valuation [2]

$MM

	2016E	2017E	2018E	2019E	PV of CF
Present Value of Cash Flows					
High (@ 7.0%)	4.8	5.2	4.8	4.1	19.0
Low (@ 9.0%)	4.7	5.0	4.6	3.8	18.1

Terminal Value at Stated Exit Cap Rates				
Cap Rate	6.25%	6.75%	7.25%	7.75%
High (@ 7.0%)	63.6	58.9	54.8	51.3
Low (@ 9.0%)	57.9	53.6	49.9	46.7

Total Value at Stated Exit Cap Rates				
Cap Rate	6.25%	6.75%	7.25%	7.75%
High (@ 7.0%)	82.5	77.8	73.8	70.2
Low (@ 9.0%)	76.1	71.8	68.1	64.9

RANGE

Net Clift Valuation [3]

$MM

	High	Low
Fee Simple Ownership	73.8	68.1
Capital Lease Obligation (12/31/15)	(94.7)	(94.7)
Implied Value of Leasehold	**(21.0)**	**(26.6)**
Value of Contract [4]	37.7	29.4
Net Value to Monroe	**16.7**	**2.7**

Notes

1. 4% FF&E reserve deducted from managements asset EBITDA projections
2. Discount rates per IRR Viewpoint 2016; Terminal value calculated by applying stated cap rate to 2020 NOI. NOI assumed to grow 3% from 2019 to 2020. Cap rates increased by 25 bps to reflect increased risk of ground lease
3. Net Value to Monroe reflects fee simple ownership interest less capital lease obligation plus value of Hotel Management Agreement
4. Value of Clift contract shown at a range of 9.4x-12.1x 2016E Fees based on the current range of 2016E EBITDA multiples of HLT, H, MAR, and HOT

Morgan Stanley

15

Net Operating Loss Valuation Project Roosevelt MONROE VALUATION 16 2016-03-14 Project Roosevelt Valuation Presentation_v19.pptx\14 MAR 2016\2:34 PM\16 Utilization Assuming Status Quo Case 1 Assumptions 43% Corporate Tax Rate Taxable Income per management projections through 2019, grown at designated growth rate thereafter Disclaimer: Morgan Stanley does not provide tax, accounting or legal advice and the information contained herein does not constitute such advice or any other form of advice for the recipient. Since 2008, Monroe has accumulated an NOL balance of ~$433MM as of 12/31/15 Management projects positive taxable income in 2016 (mainly due to termination fee income) and consistent positive taxable income starting in 2018 If taxable income remains positive after 2018, all NOLs must be utilized (or expire) by 2038 Tax savings from NOLs discounted at Monroe’s weighted average cost of capital with an applied 43% tax rate to estimate present value Weighted average cost of capital used as discount rate includes tax-affected cost of debt Additional Notes A buyer’s value for any NOLs would be based on utilization in any given year collared by the projected year’s taxable income and the maximum amount allowable under the IRS code section 382 In a change of control transaction, use of NOLs will generally be limited to an annual amount equal to the product of the purchase price paid for the target equity multiplied by a rate published monthly by the IRS (most recent rate is 2.65%); most NOLs have a 20-year life Asset sales in the first five years post-acquisition will generally be treated as exceptions to the 382 limitation NOL Value Sensitivity Monroe Taxable Income

Monroe - Value of Business and Selected Trading Statistics MONROE VALUATION 17 Sum-of-the-Parts Analysis Project Roosevelt Source Company Information 1 Notes Company has written down equity value in JV interest of Mondrian South Beach to $0. JV interest and associated debt excluded from this analysis Management company EBITDA shown includes F&B EBITDA, is net of public company G&A, and excludes $1.8MM of fees from terminated contracts Value of Pipeline Under Construction based on cash flows through stabilization discounted to 12/31/2015 at the company’s WACC; terminal value of the recurring management EBITDA calculated by applying a margin to stabilized fees and discounting back to 12/31/2015 at the company’s WACC NOL asset valued as 0% (low), 50% (mid-point) and 100% (high) of the total present value of Monroe accumulated NOLs as of 12/31/2015 given likelihood of an asset sale which absorbs much of the NOL in any scenario Preferred stock accrued dividends as of 3/31/2016 Owned assets valued at a range of bids received to high end of DCF range High end of bids from bidders with known capital sources DCF at discount rate range of 7.0%-9.0% Exit cap rate at 7.0% Management business, including F&B business, net of public company costs, is valued at the current trading range of the Tier 1 peers: 9.4x-12.6x The lower practical limit for common equity value would be $0, so in cases where the number shown is negative, and assuming the asset or entity values estimated, other portions of the capital structure would experience value impairments so as to reflect a zero or nominal positive value for the common equity

Hotel C-Corp Peers MONROE VALUATION 18 Trading Comparables Analysis Source SNL Financial, Capital IQ, Morgan Stanley and Company reports Project Roosevelt 2 The tier one peers’ 2016E EBITDA multiple range is 9.4x to 12.6x

Implied Monroe Valuation MONROE VALUATION 19 Trading Comparables Analysis Project Roosevelt 2 Source SNL Financial, Capital IQ, Morgan Stanley and Company reports Notes EBITDA represents management projections, excludes $1.8MM of fees from lost contracts NOL asset valued as 0% (low), 50% (mid) and 100% (high) of the total present value of Monroe accumulated NOLs as of 12/31/2015 Preferred stock accrued dividends as of 3/31/2016 Total Debt and Preferred excludes capital leases at Clift and Hudson; EBITDA is net of rent expense for both leases; Company has written down equity value in JV interest of Mondrian South Beach to $0. JV interest and associated debt excluded from this analysis Dilution from assumed exercise of 12.5MM warrants with $6.00 strike price (if in-the-money) Monroe trades at 14.7x aggregate value / consensus 2016E EBITDA. Consensus EBITDA of $44.5MM is 23% above management’s projected $36.2MM EBITDA. Monroe’s multiple implied by management’s EBITDA estimate is 18.1x Application of peer EBITDA multiples assumes comparable reduction for rent in computing EBITDA from EBITDAR The lower practical limit for common equity value would be $0, so in cases where the number shown is negative, and assuming the asset or entity values estimated, other portions of the capital structure would experience value impairments so as to reflect a zero or nominal positive value for the common equity Fully Diluted Share Count

MONROE VALUATION 20 Discounted Unlevered Cash Flow Analysis - Inputs Project Roosevelt Notes Represents average remaining term of managements contracts for Monroe; yield of 15-year treasury obtained by interpolating the geometric midpoint of the spot rate between the 10-year and 20-year treasury Per Capital IQ (Long-Term US Predicted Beta) Company capital structure at 3/31/2016 adjusting for debt yield maintenance paydown in Feb. 2016 Weighted Average Cost of Capital Cost of equity “floor” in Mid and High WACC estimates based on cost of preferred equity Unquantified execution risks Assumes 20% preferred equity can be refinanced at between 10% (low WACC) and 15% (high WACC) for forecast period Monroe’s weighted average cost of capital not adjusted to tax-affect the cost of debt due to NOL tax shield 3(a) Monroe WACC Analysis: CAPM Method

Strictly Confidential

Project Roosevelt

MONROE VALUATION

3(a) Discounted Unlevered Cash Flow Analysis

As of 12/31/2015

- Assumptions
  - Unlevered Discount Rate: 7.2%-8.5% (all terminal values discounted at 7.2%)
  - Exit EBITDA Multiple for Management Company and Owned Hotels of 11.5x – 13.5x
    - Reflects blended exit multiple of long term sector averages +/- 1.0x
  - Assumes going concern valuation: no transaction costs
- Unquantified execution risks
  - Forecast period: assumes 20% preferred equity can be refinanced at between 10% (low WACC) and 15% (high WACC)
  - Assumes terminal period going concern achieves ability to attract preferred equity at a 10% cost of capital (4)

Monroe Unlevered Free Cash Flows (1)

$MM, unless otherwise noted

	2016E	2017E	2018E	2019E	2020E
Owned Hotel EBITDA (After Rent)	32.8	35.8	38.6	40.2	41.4
Management Co. EBITDA	5.2	4.5	5.9	9.4	9.7
F&B EBITDA	3.0	3.3	3.4	3.5	3.6
Corporate G&A	(3.0)	(3.1)	(3.2)	(3.3)	(3.4)
Termination Fees	10.9	--	--	--	
Capex	(6.4)	(6.6)	(6.8)	(7.0)	
Sason / Massi Default Interest	(3.0)	--	--	--	
Other Cash Flow Adjustments (2)	(3.2)	(2.7)	(2.6)	(1.8)	
Monroe Unlevered Cash Flow	**36.3**	**31.2**	**35.3**	**41.0**	
PV of Cash Flows - Low	**33.5**	**26.5**	**27.7**	**29.7**	**117.3**
PV of Cash Flows - Mid	**33.7**	**26.9**	**28.2**	**30.5**	**119.2**
PV of Cash Flows - High	**33.9**	**27.2**	**28.6**	**31.1**	**120.8**

Terminal Values

$MM, unless otherwise noted

	2020E	Low Multiple	Mid Multiple	High Multiple
Owned Hotel EBITDA (After Rent)	41.4	11.5x	12.5x	13.5x
Management Co. EBITDA (3)	13.4	11.5x	12.5x	13.5x
Corporate G&A	(3.4)	11.5x	12.5x	13.5x
Terminal Value ex. Unidentified		**590.5**	**641.8**	**693.2**
PV of Terminal Value (4)		**422.9**	**459.7**	**496.5**

Present Value Summary (5)

$MM, unless otherwise noted

	Low	Mid	High
Total PV Unlevered Cash Flows	117	119	121
Plus: PV of Terminal Value	423	460	497
Gross Value	**540**	**579**	**617**
Less: Hudson Mortgage	(263)	(263)	(263)
Less: Delano Mortgage	(159)	(159)	(159)
Less: Liability to Subsidiary Trust	(50)	(50)	(50)
Less: Restaurant Lease Note	(5)	(5)	(5)
Less: Preferred Stock	(75)	(75)	(75)
Less: Accrued Unpaid Preferred Dividend	(58)	(58)	(58)
Plus: Cash	13	13	13
Plus: PV of NOLs (6)	9	18	29
Implied Equity Value	**(48)**	**0**	**49**
# of Diluted Shares	35.9	35.9	35.9
Implied Price per Share	**($1.33)**	**$0.01**	**$1.38**
Implied Price per Share (w/o NOLs)	**($1.57)**	**($0.49)**	**$0.57**

Notes

1. Based on management estimates 2016 – 2019; 2020 based on 2019 grown at 3% (pipeline incentive fees grown at 6%)
2. Includes working capital changes, proceeds from asset sales (2016 only), and restructuring, development, and disposal costs
3. Management company EBITDA shown includes F&B EBITDA
4. Terminal value assumes going concern achieves more typical capital structure. Utilizes tier 1 lodging long term beta of 1.3, risk free rate of 2.1%, market risk premium at 6%, and weighting of 30% debt and 10% pref to total capitalization based on tier 1 lodging comps to calculate WACC
5. Preferred equity, cash, and mortgage balances shown as of 3/31/2016, present value summary assumes no terminal value for Clift leasehold or Mondrian SoHo termination fee / settlement
6. Represents present value of NOLs at the end of the projection period (Year 2019) discounted back to present (Year 2015) – value shown at 25%, 50%, and 75% in low, mid, and high case, respectively

Morgan Stanley

21

Strictly Confidential

Project Roosevelt

MONROE VALUATION

3(b) Discounted Levered Cash Flow Analysis

As of 12/31/2015

- Assumptions
  - Preferred equity continues PIK with no cash component
  - Cost of Equity: 11.8%-15.0%
  - Exit EBITDA Multiple for Total EBITDA of 11.5x – 13.5x
    - Reflects blended exit multiple of long term sector averages +/- 1.0x
  - Assumes going concern valuation: no transaction costs
- Unquantified execution risks
  - Forecast period: assumes 20% preferred equity can be refinanced at between 10% (low WACC) and 15% (high WACC)
    - Cost of equity floor set by preferred coupon
  - Terminal period: going concern achieves ability to attract preferred equity at a 10% cost of capital
    - Cost of equity then based on CAPM for Mid and CAPM+100bps for High

Monroe Levered Cash Flows

$MM, unless otherwise noted

	2016E	2017E	2018E	2019E	2020E
Total EBITDA (After Rent) [1]	38.0	40.5	44.6	49.8	51.3
Interest Expense	(29.5)	(26.1)	(26.1)	(26.1)	
Capex	(6.4)	(6.6)	(6.8)	(7.0)	
Debt Yield Test & Lease Note Repayment	(29.6)	(29.5)	(1.0)	(7.9)	
Other Cash Flow Adjustments	3.6	(3.8)	(3.8)	(3.1)	
Monroe Levered Cash Flow	**(23.8)**	**(25.6)**	**7.0**	**5.7**	
PV of Cash Flows - Low	**(20.7)**	**(19.4)**	**4.6**	**3.2**	**(32.2)**
PV of Cash Flows - Mid	**(21.1)**	**(20.2)**	**4.9**	**3.5**	**(32.9)**
PV of Cash Flows - High	**(21.3)**	**(20.5)**	**5.0**	**3.6**	**(33.1)**

Terminal Value Summary [2]

$MM, unless otherwise noted

	Low	Mid	High
FV of Terminal Value	590	642	693
Plus: FV of NOLs [3]	12	24	38
FV of Gross Value	**602**	**666**	**731**
Less: Hudson Mortgage	(245)	(245)	(245)
Less: Delano Mortgage	(149)	(149)	(149)
Less: Liability to Subsidiary Trust	(50)	(50)	(50)
Less: Preferred Equity [4]	(226)	(209)	(205)
Less: Cash Balance	9	9	9
FV of Terminal Equity Value	**(58)**	**23**	**92**
(x) PV Factor	57%	62%	64%
PV of Terminal Equity Value	**(33)**	**14**	**59**
Plus: PV of Levered Cash Flows	(32)	(33)	(33)
PV of Total Equity Value	**(66)**	**(19)**	**26**
# of Diluted Shares	35.9	35.9	35.9
Implied Price per Share	**($1.82)**	**($0.52)**	**$0.72**
Implied Price per Share (w/o NOLs)	**($2.01)**	**($0.94)**	**$0.05**

Notes
1. Based on management estimates 2016 – 2019; 2020 based on 2019 grown at 3% (pipeline incentive fees grown at 6%)
2. Terminal Value summary assumes no terminal value for Clift leasehold or Mondrian SoHo termination fee / settlement
3. Represents present value of NOLs at the end of the projection period (Year 2019)
4. Terminal balance calculated by growing the 9/30/2016 balance of preferred equity at the preferred cost assumption in the appropriate column's WACC assumption

Morgan Stanley

22

MONROE VALUATION Post-Asset Sale Standalone Monroe (cont’d) Cash Flows under various growth and G&A scenarios Project Roosevelt 23 Analysis assumes that Yucaipa preferred equity is retired and Trust Preferred stays in-place To fully redeem the Yucaipa preferred, total sale price for Hudson and Delano would have to be $555MM or higher(1) Trust preferred ($50MM) has put rights for “sale of all or substantially all” of the Company’s assets; this analysis assumes that the servicer agrees to keep in place under current terms Based on a standalone company model, near-term cash flows are negative for several years Sources and costs of funding capital shortfalls are unclear for a sub-scale company with little to no EBITDA or levered cash flow through at least 2018 4 Sources & Uses Note Includes estimated brokerage fees; does not include additional friction costs such as transfer taxes Equity Value of Standalone Company Terminal Value Adjustment Cash Flow - Sell Both Assets

MONROE VALUATION Post-Asset Sale Standalone Monroe (cont’d) Cash Flows under various growth and G&A scenarios Project Roosevelt 24 Selling the Hudson and Delano and retiring the Yucaipa preferred would likely leave Monroe with little to no cash Assumes Hudson sold for $340MM unencumbered; pro forma preferred balance of $104MM at June 30, 2016 This analysis assumes Yucaipa preferred is refinanced with a 15% coupon and current-pay / PIK split on interest Based on a standalone company model, near-term cash flows are negative for several years Sources and costs of funding capital shortfalls are unclear for a sub-scale company with little to no EBITDA or levered cash flow through at least 2018 4 Sources & Uses Cash Flow - Sell Only Hudson Equity Value of Standalone Company Terminal Value Adjustment

MONROE VALUATION Post-Asset Sale Standalone Monroe (cont’d) Cash Flows under various growth and G&A scenarios Project Roosevelt 25 Selling the Hudson and Delano and retiring the Yucaipa preferred would likely leave Monroe with little to no cash Assumes Delano sold for $240MM; pro forma preferred balance of $137MM at June 30, 2016 This analysis assumes Yucaipa preferred is refinanced with a 15% coupon and current-pay / PIK split on interest Based on a standalone company model, near-term cash flows are negative for several years Sources and costs of funding capital shortfalls are unclear for a sub-scale company with little to no EBITDA or levered cash flow through at least 2018 4 Sources & Uses Cash Flow - Sell Only Delano Value of Standalone Company (Sell Delano) Terminal Value Adjustment

Strictly Confidential

Project Roosevelt

MONROE VALUATION

Preliminary Illustrative Summary Valuation

Monroe Equity Value Per Share (Standalone Case)

Price per Share, $[1]

Methodology

Market Reference:

Broker Price Target
- Single broker with current estimates

Valuation Analysis:

1 SOTP [2][3]
- Owned asset valuations based on DCF and private market bids
- Management Co. based on comps 2016E EBITDA Multiples

2 Trading Comps [2][3]
- 2016E EBITDA Multiples

3(a) DCF (Unlevered)
- 4-year projected unlevered cash flows

3(b) DCF (Levered)
- 4-year projected levered cash flows
- Excludes Unidentified Contracts

4 Standalone Asset Sales
- Selling one or both hotel assets


Current Price (3/12/16) $1.63
Trousdale Offer $2.25
$1.30
$0.00
$2.37
$0.00
--
$0.00
$1.38
$0.00
$0.72
$0.00
--
0.00
0.50
1.00
1.50
2.00
2.50
3.00

- One research analyst covers Monroe; $1.30 price target released the day after Company's 4Q15 earnings call
- Consensus 2016E EBITDA estimate of $44.5MM compared to management projected $36.2MM (23% delta)

- Owned asset valued at range of bids, DCF valuations, and BOVs
  - Discount Rate: 7.0%-9.0%
  - Exit Cap Rate: 7.0%, 7.25% for Clift
  - EBITDA multiple for Management Business, F&B, and public company costs: 9.4x-12.6x (tier one comps)
- $23MM of NOL value at the mid-point

- Tier one comps 2016E EBITDA range of 9.4x to 12.6x
  - $36.2MM Proj. 2016 EBITDA
- $23MM of NOL Value at the mid-point

- Discount Rate: 7.2%-8.5% [4]
- Exit EBITDA Multiple for Owned Hotels and Mgmt Business: 11.5x-13.5x

- Cost of Equity: 11.8%-15.0%
- Exit Total EBITDA Multiple: 11.5x-13.5x

Notes
1. Negative per share values curtailed at $0.00
2. Based on Tier 1 peers which include BEL, H, HLT, IHG, MAR and HOT
3. EBITDA used to determine going concern value does not include lost contracts or termination payments, instead the present value of these cash flows were included in the analysis to obtain a company per share value
4. Terminal value assumes going concern achieves more typical capital structure. Utilizes tier 1 lodging long term beta of 1.3, risk free rate of 2.1%, market risk premium of 6%, and weighting of 30% debt and 10% pref to total capitalization based on tier 1 lodging comps to calculate WACC

Morgan Stanley

26

Project Roosevelt 27 Section 4 Third-Party Alternatives 2016-03-14 Project Roosevelt Valuation Presentation_v19.pptx\14 MAR 2016\2:34 PM\27

Selected Outreach / “Market Checks” THIRD-PARTY ALTERNATIVES 28 Project Roosevelt To gauge market interest in a potential transaction with Monroe, Morgan Stanley contacted a select list of potential investors previously engaged in the Monroe process [************] Submitted attractive bid in first round, but unable to provide certainty around financing Remain interested in Monroe but current timeline not feasible from a diligence or financing perspective [************] Participated in previous process with interest in a merger or strategic partnership Potentially interested in a WholeCo bid Will discuss with partners and revert mid-week of March 14th [************] Indicated previously submitted bid letter remains valid (asset deal to acquire Delano and OpCo for $200MM apiece) Based on the implied revenue multiple (~7x) at the time the offer was made, the OpCo valuation would be closer to $125MM(1) based on current NTM revenue [************] Involved in asset sale process so familiar with two major components of value Digging in on where they might see wholeco value and will provide some feedback on March 14th [************] Submitted offer to merge with a [**] portfolio company that has since been sold Familiar with components of value and the business Will respond with updated feedback early week of March 14th Note $200MM bid was on $28.0MM of revenue, implying ~7.1x multiple, but on current revenue of $17.5MM, a ~7.1x implies a value of $125MM. Assuming value of Delano at $200MM (per their offer) and Hudson at $310MM, share price is $0.98 Assumes Hudson sold for $310MM, $16.7MM value for Clift net of capital lease, $6.1MM value for F&B leases, net debt of $489.4MM, preferred and accrued dividends of $133.4MM, and 35.9MM shares outstanding. Note that capital structure reflects 12/31/15 pro forma for yield covenant maintenance paydown Select other outbound contacts have been made, with no substantive dialogue to date Portions of this exhibit marked [*] are requested to be treated confidentially

Portions of this exhibit marked [*] are requested to be treated confidentially

Strictly Confidential

Project Roosevelt

THIRD-PARTY ALTERNATIVES

Submitted Proposal Summary Terms

Trousdale WholeCo Acquisition Proposal

- Cash offer of $2.25 per share, submitted March 2nd
  - [Expiration extended to Wednesday, March 16th]
- Requests exclusivity period of approx. four weeks
- Diligence could be completed "expeditiously in a matter of days"
- No stated financing contingency; Cain Hoy Enterprises identified as a possible financing source
- Yucaipa reportedly to roll the principal amount of its preferred equity ($75MM balance)
- If deal not signed by end of exclusivity period, Trousdale reimbursed accrued deal expenses of approx. $1.5MM
- Break-up as previously negotiated
- Requires certain shareholders must enter into voting support agreements for the acquisition
  - Vector, Yucaipa, Rambleside, Pine River, OTK and Hamamoto

[******************] Structured Proposal

- Structured proposal submitted on March 3rd by [******************] to acquire the Hudson and Delano South Beach for $540MM (both encumbered); proceeds to retire Yucaipa preferred equity
- Monroe would receive:
  - HMA for [*******] ([****] is currently under contract to acquire from [********]) for 2.5% fee on all hotel and F&B revenue(1)
  - Opportunity to purchase 3.5% [********], for $12MM
  - Potential access to $20MM of key money funding through a fully accruing 2-year term loan at 10% coupon or acquiring shares of stock
- [*****] to receive:
  - Guest lists for each of Monroe's properties for the past 10 years
  - 18MM warrants to purchase Monroe shares at a price of $1.25 per share(2)
  - Two board seats ([**********] as Vice Chairman and [**********] as Monroe CEO)
  - Veto rights on all capital event, asset, investment, personnel and other management decisions
  - 30-day exclusivity; breakup fee of $10MM; termination permissible only if asset sale price is $560MM or greater
- No reference to diligence requirements or timing

Notes
1. It its proposal, [*****] estimates stabilized hotel revenue at over $35MM
2. The warrants may be exercised at any time and will expire at the end of a three year term. The warrants shall have standard anti-dilution adjustment provisions for stock splits, dividends etc. and below fair market stock issuances

Morgan Stanley

29

Project Roosevelt 30 Appendix A Additional Information 2016-03-14 Project Roosevelt Valuation Presentation_v19.pptx\14 MAR 2016\2:34 PM\30

Project Roosevelt Trading Statistics: Hotel C-Corp Comparables ADDITIONAL INFORMATION 31 Hotel C-Corp Comparables

Project Roosevelt Credit Statistics: Hotel C-Corp Comparables ADDITIONAL INFORMATION 32 Hotel C-Corp Comparables

Project Roosevelt Trading Statistics: Hotel REIT Comparables ADDITIONAL INFORMATION 33 Hotel REIT Comparables

Project Roosevelt Credit Statistics: Hotel REIT Comparables ADDITIONAL INFORMATION 34 Hotel REIT Comparables

Disclaimer 2016-03-14 Project Roosevelt Valuation Presentation_v19.pptx\14 MAR 2016\2:34 PM\35 Project Roosevelt 35 We have prepared this document solely for informational purposes. You should not definitively rely upon it or use it to form the definitive basis for any decision, contract, commitment or action whatsoever, with respect to any proposed transaction or otherwise. You and your directors, officers, employees, agents and affiliates must hold this document and any oral information provided in connection with this document in strict confidence and may not communicate, reproduce, distribute or disclose it to any other person, or refer to it publicly, in whole or in part at any time except with our prior written consent. If you are not the intended recipient of this document, please delete and destroy all copies immediately. 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